ADDITIONAL ANSWERS TO FORM N-SAR
                                      for
                   STATE STREET RESEARCH INSTITUTIONAL FUNDS

Item 77: Attachments

SUB-ITEM 77C: Submissions of matters to a vote of security holders

See "Report On Special Meeting of Shareholders" in the Report to Shareholders for the period ended July 31, 2002, for the State Street Research Institutional Funds, which Reports on Special Meetings of Shareholders are incorporated by reference herein.